United States Steel Corporation Reports 2010 Fourth Quarter and Full-Year Results

PITTSBURGH, Jan. 25, 2011 /PRNewswire-FirstCall/ --

  Fourth quarter net loss of $249 million, or $1.74 per share
  Fourth quarter shipments of 5.5 million tons, a decrease of 1 percent from third quarter 2010
  Fourth quarter net sales of $4.3 billion, a decrease of 4 percent from third quarter 2010
  Full-year net loss was $919 million less than 2009 and reportable segment and Other Businesses income from operations was $56 million, an improvement of $1.6 billion from full-year 2009
  Operating results, net sales and shipments reflect a significant improvement compared to the 2009 fourth quarter and full year
  Maintained strong liquidity position with $578 million of cash and $2.1 billion of total liquidity

United States Steel Corporation (NYSE: X) reported a fourth quarter 2010 net loss of $249 million, or $1.74 per diluted share, compared to a third quarter 2010 net loss of $51 million, or $0.35 per diluted share, and fourth quarter 2009 net loss of $267 million, or $1.86 per diluted share.  For full-year 2010, U. S. Steel reported a net loss of $482 million, or $3.36 per diluted share, compared with a full-year 2009 net loss of $1,401 million, or $10.42 per diluted share.

Earnings Highlights
(Dollars in millions except per share data)	4Q 2010	3Q 2010	4Q 2009	2010	2009
Net sales	$4,300	$4,497	$3,354	$17,374	$11,048

Segment (loss) income from operations
Flat-rolled	$ (156)	$ (174)	$(284)	$ (312)	$(1,438)
U. S. Steel Europe	(39)	(25)	(3)	(33)	(208)
Tubular	96	112	39	349	57
Other Businesses	7	7	3	52	(2)
Total reportable segment and Other Businesses (loss) income from operations	$ (92)	$ (80)	$(245)	$ 56	$(1,591)
Retiree benefit expenses	(43)	(43)	(35)	(173)	(134)
Other items not allocated to segments	21	(15)	(49)	6	41
(Loss) Income from operations	$(114)	$ (138)	$(329)	$ (111)	$(1,684)

Net interest and other financial costs (income)	94	(78)	56	274	161

Income tax provision (benefit)	41	(9)	(117)	97	(439)

Net income (loss) attributable to noncontrolling interests	-	-	(1)	-	(5)
Net loss attributable to United States Steel Corporation	$ (249)	$ (51)	$(267)	$ (482)	$(1,401)
- Per basic share	$(1.74)	$ (0.35)	$(1.86)	$(3.36)	$(10.42)
- Per diluted share	$(1.74)	$ (0.35)	$(1.86)	$(3.36)	$(10.42)

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, "We reported a modest improvement in our fourth quarter operating results in comparison to the third quarter mainly due to reduced spending for facility repair and maintenance, including structural repairs and inspections, and a net gain related to asset sales.  The improvements were partially offset by decreases in realized prices and a reduction in total shipments, reflecting soft steel market conditions during most of the quarter and the traditional seasonal downtime taken by some of our customers during the latter part of the quarter."

The company reported a fourth quarter 2010 loss from operations of $114 million, compared with a loss from operations of $138 million in the third quarter of 2010 and a loss from operations of $329 million in the fourth quarter of 2009.  For the year 2010, loss from operations was $111 million versus a loss from operations of $1,684 million for the year 2009.

Other items not allocated to segments in the fourth quarter of 2010 included a pre-tax net gain of $21 million related to the sale of transportation assets in Alabama as well as the sale of the bar mill and bloom and billet mill assets located at Hamilton Works.  These items increased net income by $11 million, or seven cents per diluted share.  Other items not allocated to segments in the third quarter of 2010 decreased net income by $15 million, or 11 cents per diluted share.  Other items not allocated to segments in the fourth quarter of 2009 reduced net income by $31 million, or 21 cents per diluted share.

Net interest and other financial costs in the fourth quarter of 2010 included a foreign currency loss that decreased net income by $33 million, or 23 cents per share.  The net loss primarily resulted from the accounting remeasurement of a $1.6 billion U.S. dollar-denominated intercompany loan to a European subsidiary, partially offset by gains on euro-U.S. dollar derivatives activity.  This compares to a foreign currency gain that increased net income by $139 million, or 96 cents per diluted share, in the third quarter of 2010 and a foreign currency loss that decreased net income by $11 million, or seven cents per share, in the fourth quarter of 2009.

For the full year 2010, we recorded a tax provision of $97 million on our pre-tax loss of $385 million.  In accordance with accounting guidance, the tax provision does not reflect any tax benefit for pre-tax losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets and for foreign currency losses that are not recognized in any tax jurisdiction.  Fourth quarter 2010 results included a $52 million, or 36 cents per diluted share, unfavorable catch-up adjustment as a result of an increase in the actual annual effective tax rate due to changes in the composition of domestic and foreign earnings.  This compares to a $29 million, or 20 cents per diluted share, favorable catch-up adjustment in the third quarter 2010.

Capital expenditures for 2010 of $676 million largely consisted of strategic projects primarily related to coke and coke substitute production, including blast furnace coal injection in Europe, implementation of an enterprise resource planning system, and non-discretionary environmental and other infrastructure projects.  This compares with capital expenditures of $472 million for 2009.

As of December 31, 2010, U. S. Steel had $578 million of cash and $2.1 billion of total liquidity as compared to $1.2 billion of cash and $2.5 billion of total liquidity at December 31, 2009.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure in evaluating company performance.  U. S. Steel's reportable segments and Other Businesses reported a loss from operations of $92 million, or $17 per ton, in the fourth quarter of 2010, compared with a loss of $80 million, or $14 per ton, in the third quarter of 2010 and a loss of $245 million, or $53 per ton, in the fourth quarter of 2009.

Fourth quarter results for the Flat-rolled segment improved compared to the third quarter primarily due to reduced spending for facility repair and maintenance, including structural inspections and repairs, partially offset by decreased average realized prices, as publicly reported spot prices bottomed in November.  The reduction in spending is partially due to the substantial completion of repairs in the third quarter related to the structural failure at our Gary Works facility.  Our Hamilton Works iron and steelmaking facilities were idled in October, and we incurred approximately $40 million in idle facility carrying costs during the fourth quarter.  Average realized prices in the fourth quarter were $657 per net ton, a decrease of $31 from the third quarter of 2010 due to lower spot market and index-based contract prices.  Shipments increased by one percent to 3.9 million net tons as customer order rates progressively improved during the quarter.  The raw steel capability utilization rate was 72 percent for the Flat-rolled segment, five percent lower than the third quarter.

Fourth quarter results for U. S. Steel Europe (USSE) were lower than the third quarter as lower euro-based spot market transaction prices and shipments were partially offset by lower raw materials costs.  The reported average realized price increased by $45 per ton in the fourth quarter to $793 per ton reflecting a significant favorable foreign currency translation effect.  Euro-based transaction prices, which were lower than the third quarter, were more than offset by a favorable mix of value-added contract shipments.  The favorable mix reflects progress in our long-term strategy to increase our value-added product sales.  Shipments decreased by seven percent to 1.2 million tons due to reduced order rates from our spot market customers and normal seasonal patterns.  USSE operated at 77 percent of raw steel capability for the fourth quarter.

Tubular results were lower than the third quarter as the impact of lower shipments and average realized prices was partially offset by lower costs for purchased rounds and hot-rolled bands, which are priced on a monthly basis.  Shipments decreased by nine percent to 386 thousand tons, and the reported average realized price decreased by $55 to $1,504 per ton.

Outlook

Commenting on U. S. Steel's outlook for the first quarter, Surma said, "We expect to report a modest improvement in reportable segment results in comparison to the fourth quarter 2010. Order rates for most customer groups and publicly reported spot market prices began to increase later in the fourth quarter and we remain cautiously optimistic that global economic conditions will continue to improve in the first quarter."

Flat-rolled results for first quarter 2011 are expected to improve compared to the fourth quarter 2010 as the benefits of increased average realized prices, shipments and production volumes are expected to be partially offset by higher raw materials costs, primarily for scrap and coal. Average realized prices are expected to increase from fourth quarter 2010 as we expect to begin realizing the benefits of increasing spot and some market-based contract prices throughout the first quarter. Increases in some of our index-based contract prices should be realized in the second quarter as higher published market price assessments enter the index calculations.  Raw steel capability utilization is expected to increase from the fourth quarter of 2010 as all of our blast furnaces are expected to operate for the majority of the period except for Hamilton Works, which is subject to a labor dispute.

First quarter 2011 results for USSE are expected to improve compared to the fourth quarter 2010 as the benefits of increased shipments and production volumes are expected to be partially offset by higher raw materials costs.  Euro-based transaction prices are expected to improve during the first quarter.  Increases in some of our index-based contract prices should be realized in the second quarter as higher published market price assessments enter the index calculations.  Our raw steel capability utilization rate is expected to increase in the first quarter 2011 as we have restarted a blast furnace at U. S. Steel Serbia that was idled during the fourth quarter.  We expect all five blast furnaces to operate during the first quarter.

We expect our Tubular operations to remain profitable in the first quarter.  We anticipate that shipments will improve slightly as customer inventory levels appear balanced and end users pursue their 2011 drilling programs.  Average realized transaction prices are expected to be in line with fourth quarter levels as announced price increases begin to take effect throughout the quarter.  Overall, compared to the fourth quarter, we expect lower results due to monthly increases for purchased rounds and hot-rolled bands that will not be fully realized in Tubular product prices in the quarter.

Total costs for pension and other benefits plans are expected to be approximately $590 million in 2011 compared to $428 million in 2010.  Company payments for these plans in 2010 were $534 million, which included a voluntary contribution of $140 million to our main defined benefit pension plan.

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending, and employee benefit costs and payments.  Although we believe that we are in the early stages of a gradual economic recovery, U. S. Steel cannot control or predict the extent and timing of economic recovery.  As the recovery occurs, U. S. Steel has incurred and may continue to incur costs to rebuild working capital, but we cannot accurately forecast the amount of such costs.  Other more normal factors that could affect market conditions, costs, shipments and prices for both North American and European operations include: (a) foreign currency fluctuations and related activities; (b) global product demand, prices and mix; (c) global and company steel production levels; (d) plant operating performance; (e) natural gas, electricity, raw materials and transportations prices, usage and availability; (f) international trade developments, including agency decisions on petitions and sunset reviews; (g) the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; (h) changes in environmental, tax, pension and other laws; (i) the terms of collective bargaining agreements, including any successor to the labor agreement covering our Hamilton Works operations; (j) employee strikes or other labor issues; and (k) U.S. and global economic performance and political developments.  Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions and climate change.  Economic conditions and political factors in Europe and Canada that may affect USSE's and U. S. Steel Canada's results include, but are not limited to: (l) taxation; (m) nationalization; (n) inflation; (o) government instability; (p) political unrest; (q) regulatory actions; and (r) quotas, tariffs, and other protectionist measures.  Factors that may affect our decisions on strategic initiatives include, among other things: (s) the cost and availability of capital; (t) the anticipated cost of additional facilities (whether built or acquired); and (u) current and anticipated product demand in the automotive and shale natural gas markets and availability of alternative products for such applications.  Factors that may affect our ability to construct new facilities include: (v) levels of cash flow from operations; (w) general economic conditions; (x) business conditions; (y) cost and availability of capital; (z) receipt of necessary permits; and (aa) unforeseen hazards such as contractor performance, material shortages, weather conditions, explosions or fires.  Factors that may affect the amount of net periodic benefit costs and payments include, among other things: (bb) changes to laws affecting benefits; (cc) investment performance; (dd) liability changes; and (ee) interest rates.  In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel's Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings for U. S. Steel.

A Statement of Operations (Unaudited), Cash Flow Statement (Unaudited), Condensed Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on fourth quarter earnings on Tuesday, January 25, at 3 p.m. EST.  To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on "Overview" then "Current Information" under the "Investors" section.

For more information on U. S. Steel, visit our website at www.ussteel.com.

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

				Year Ended
	Quarter Ended			December 31

	Dec. 31	Sept. 30	Dec. 31
(Dollars in millions)	2010	2010	2009	2010	2009

NET SALES	$ 4,300	$ 4,497	$ 3,354	$ 17,374	$ 11,048

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,115	4,321	3,348	16,259	11,597
Selling, general and administrative expenses	162	148	158	610	618
Depreciation, depletion and amortization	168	163	177	658	661
(Income)loss from investees	(7)	(9)	(3)	(20)	29
Net (gain) loss on disposal of assets	(16)	14	10	(7)	(124)
Other income, net	(8)	(2)	(7)	(15)	(49)

Total operating expenses	4,414	4,635	3,683	17,485	12,732

LOSS FROM OPERATIONS	(114)	(138)	(329)	(111)	(1,684)
Net interest and other financial costs (income)	94	(78)	56	274	161

LOSS BEFORE INCOME TAXES AND NONCONTROLLING INTERESTS	(208)	(60)	(385)	(385)	(1,845)
Income tax provision (benefit)	41	(9)	(117)	97	(439)

Net loss	(249)	(51)	(268)	(482)	(1,406)
Less: Net loss attributable to the noncontrolling interests	-	-	(1)	-	(5)

NET LOSS ATTRIBUTABLE TO UNITED STATES STEEL CORPORATION	$ (249)	$ (51)	$ (267)	$ (482)	$ (1,401)

COMMON STOCK DATA:

Net loss per share:
- Basic	$(1.74)	$(0.35)	$(1.86)	$(3.36)	$(10.42)
- Diluted	$(1.74)	$(0.35)	$(1.86)	$(3.36)	$(10.42)

Weighted average shares, in thousands:
- Basic	143,712	143,660	143,380	143,571	134,469
- Diluted	143,712	143,660	143,380	143,571	134,469

Dividends paid per common share	$.05	$.05	$.05	$.20	$.45

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Year Ended
	December 31

(Dollars in millions)	2010	2009

Cash (used in) provided by operating activities:
Net loss	$(482)	$(1,406)
Depreciation, depletion and amortization	658	661
Pensions and other postretirement benefits	(111)	(203)
Deferred income taxes	235	(156)
Net gain on disposal of assets	(7)	(124)
Working capital changes	(757)	1,538
Income taxes receivable/payable	56	(271)
Other operating activities	29	(100)

Total	(379)	(61)

Cash (used in) provided by investing activities:
Capital expenditures	(676)	(472)
Capital expenditures – variable interest entities	-	(147)
Disposal of assets	169	366
Other investing activities	(76)	(121)

Total	(583)	(374)

Cash (used in) provided by financing activities:
Revolving credit facilities – borrowings	39	-
– repayments	(310)	-
Issuance of long-term debt	737	966
Repayments of long-term debt	(107)	(800)
Common stock issued	5	667
Dividends paid	(29)	(56)
Other financing activities	-	161

Total	335	938

Effect of exchange rate changes on cash	(13)	(9)

Total net cash flow	(640)	494
Cash at beginning of the year	1,218	724

Cash at end of the year	$578	$1,218

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	Dec. 31	Dec. 31
(Dollars in millions)	2010	2009

Cash and cash equivalents	$578	$1,218
Receivables, net	2,023	1,567
Inventories	2,352	1,679
Other current assets	422	551

Total current assets	5,375	5,015
Property, plant and equipment, net	6,486	6,820
Investments and long-term receivables, net	670	695
Goodwill and intangible assets, net	2,035	2,006
Other assets	784	886

Total assets	$15,350	$15,422

Accounts payable	$1,804	$1,457
Payroll and benefits payable	938	854
Short-term debt and current maturities of long-term debt	216	19
Other current liabilities	189	144

Total current liabilities	3,147	2,474
Long-term debt, less unamortized discount	3,517	3,345
Employee benefits	4,365	4,143
Other long-term liabilities	469	481
United States Steel Corporation stockholders' equity	3,851	4,676
Noncontrolling interests	1	303

Total liabilities and stockholders' equity	$15,350	$15,422

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended

	Dec. 31	Sept. 30	Dec. 31	December 31
(Dollars in millions)	2010	2010	2009	2010	2009
(LOSS) INCOME FROM OPERATIONS
Flat-rolled	$(156)	$(174)	$(284)	$(312)	$(1,438)
U. S. Steel Europe	(39)	(25)	(3)	(33)	(208)
Tubular	96	112	39	349	57
Other Businesses	7	7	3	52	(2)

Reportable Segment and Other Business (Loss) Income from Operations	(92)	(80)	(245)	56	(1,591)
Retiree benefit expenses	(43)	(43)	(35)	(173)	(134)
Other items not allocated to segments:
Federal excise tax refund	-	-	-	-	34
Litigation reserve	-	-	-	-	45
Net gain (loss) on sale of assets	21	(15)	-	6	97
Environmental remediation charge	-	-	(49)	-	(49)
Workforce reduction charges	-	-	-	-	(86)

Total (Loss) Income from Operations	$(114)	$(138)	$(329)	$(111)	$(1,684)

CAPITAL EXPENDITURES
Flat-rolled	$194	$151	$107	$499	$338
U. S. Steel Europe	27	21	39	120	113
Tubular	22	10	3	45	12
Other Businesses	7	2	-	12	9

Total	$250	$184	$149	$676	$472

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended

	Dec. 31	Sept. 30	Dec. 31	December 31
(Dollars in millions)	2010	2010	2009	2010	2009
OPERATING STATISTICS
Average realized price: ($/net ton) (a)
Flat-rolled	657	688	633	675	651
U. S. Steel Europe	793	748	664	705	637
Tubular	1,504	1,559	1,462	1,494	1,755
Steel Shipments:(a)(b)
Flat-rolled	3,856	3,812	3,201	15,301	9,861
U. S. Steel Europe	1,233	1,323	1,246	5,464	4,463
Tubular	386	422	207	1,551	657

Total Steel Shipments	5,475	5,557	4,654	22,316	14,981
Intersegment Shipments:(b)
Flat-rolled to Tubular	386	413	253	1,601	498
Raw Steel-Production:(b)
Flat-rolled	4,387	4,694	3,932	18,443	11,724
U. S. Steel Europe	1,427	1,441	1,490	6,089	5,077
Raw Steel-Capability Utilization:(c)
Flat-rolled	72%	77%	64%	76%	48%
U. S. Steel Europe	77%	77%	80%	82%	69%

(a) Excludes intersegment shipments.
(b) Thousands of net tons.
(c) Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe.

CONTACT:  Media:  Erin DiPietro, +1-412-433-6845, Investors/Analysts:  Dan Lesnak, +1-412-433-1184